Exhibit 10.31
THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT ENTERED INTO AS OF NOVEMBER 7, 2006 BY AND AMONG OCULUS INNOVATIVE SCIENCES, INC., VENTURE LENDING & LEASING IV, INC., VENTURE LENDING & LEASING III, LLC, AS SUCCESSOR IN INTEREST TO VENTURE LENDING & LEASING III, INC., AND PAYMENT HEREOF IS SUBORDINATE TO THE PAYMENT OF ALL THE LENDERS OBLIGATIONS (AS DEFINED THEREIN).
NON-NEGOTIABLE SECURED PROMISSORY NOTE

Principal: $4,000,000	Petaluma, California
November 10, 2006
          FOR VALUE RECEIVED, Oculus Innovative Sciences, Inc., a California corporation, with its principal office at 1129 North McDowell Blvd., Petaluma, CA 94954 (“Payor”) hereby promises to pay R.C. Burlingame, as an individual (“Holder”), in lawful money of the United States, the principal sum of Four Million and 00/100 Cents ($4,000,000). The outstanding principal amount of this Note shall accrue interest at the rate of seven percent (7%) per annum, or the highest rate permitted by applicable law, if less, commencing from the date hereof, until fully satisfied.
          The principal and all accrued and unpaid interest on this Note shall be due and payable on the earlier of twelve (12) months from the date hereof or five days after the consummation of the initial public offering of the Payor’s shares of common stock resulting in gross proceeds to the Payor of at least $30,000,000 (the “Due Date”), at Holder’s principal office. All payments hereunder, if any, shall be applied first to accrued and unpaid interest hereunder and thereafter to the unpaid principal amount hereof.
     1. Security. This Note is secured by the Security Agreement between Maker and Payor of even date, and all of Maker’s rights and remedies hereunder and thereunder are cumulative. All capitalized terms used herein without definition shall have the definition ascribed thereto in the Security Agreement.
     2. Prepayment. All or any portion of the amount due under this Note may be prepaid, without penalty, in whole or in part, at any time or from time to time; provided, that such payment will be applied first to accrued interest due hereunder with the balance, if any, applied to reduce the unpaid principal.
     3. No Waiver. Payor waives diligence, protest, further demand, and dishonor. Holder may waive its right to require performance of or compliance with any term, covenant or condition of this Note only by express written waiver.
     4. Remedies. If an Event of Default has occurred and is continuing, the Secured

Party may exercise all rights and remedies of a secured party under the California Uniform Commercial Code, as amended from time to time.
     5. Expenses of Collection. Payor agrees to pay all costs and expenses, including reasonable attorney’s fees, expended or incurred by the holder of this Note in connection with the enforcement of this Note and the collection of any sums due hereunder.
     6. Construction. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
     7. Modification. This Note may be modified only by a written agreement executed by Payor and Holder.

OCULUS INNOVATIVE SCIENCES, INC., a California corporation

By: Name:	/s/ Jim Schutz Jim Schutz
Title:	Gen. Counsel